Oportun Delivers Fourth Consecutive Quarter of GAAP Profitability, Increases Full-Year 2025 Adjusted EPS Guidance
Meets or exceeds all third quarter guidance metrics

GAAP Net income of $5.2 million reflects $35 million year-over-year improvement

GAAP EPS of $0.11, up $0.86 versus prior-year period

Adjusted EPS of $0.39, up sharply versus $0.02 in 3Q24

Operating expenses reduced 11% year-over-year, supporting continued margin expansion

SAN CARLOS, CA – November 4, 2025 – Oportun Financial Corporation (Nasdaq: OPRT) (“Oportun”, or the "Company") today reported financial results for the third quarter ended September 30, 2025.

“Our third quarter results were strong, marking our fourth consecutive quarter of GAAP profitability as we delivered a $35 million year-over-year increase in net income,” said Raul Vazquez, CEO of Oportun. “We continued to make progress toward our long-term ROE target range of 20% to 28%, delivering meaningful gains in both Return on Equity and Adjusted ROE. We also grew Adjusted EBITDA 31% year-over-year to $41 million, exceeding the high end of our guidance range.”

Vazquez continued, “We took meaningful steps during and after the quarter to further strengthen our capital structure. We executed ABS financings at weighted average yields below 6% in August and October, and also proactively repaid higher-cost corporate debt. Additionally, in October, we expanded our warehouse financing capacity by adding a new facility and modifying an existing one—thereby extending our average maturity and reducing our average cost of capital.”

“While we now expect our full-year annualized net charge-off rate to be 20 basis points higher at the midpoint of our guidance than previously anticipated, we acted decisively during the quarter to tighten credit further and are reducing our full-year operating expense outlook by an additional $10 million. Inclusive of these revised assumptions, our lower cost of capital and our Q3 outperformance, we are increasing the midpoint of our full-year Adjusted EPS guidance range by 4%. Our revised range of $1.30 to $1.40 per share reflects our expectation for strong year-over-year growth of 81% to 94%.”

Third Quarter 2025 Results

Metric	GAAP		Adjusted[1]
	3Q25	3Q24	3Q25	3Q24
Total revenue[2]	$239	$250
Net income (loss)	$5.2	$(30)	$19	$0.9
Diluted EPS	$0.11	$(0.75)	$0.39	$0.02
Adjusted EBITDA			$41	$31
Dollars in millions, except per share amounts.
[1] See the section entitled “About Non-GAAP Financial Measures” for an explanation of non-GAAP measures, and the table entitled “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of non-GAAP to GAAP measures.

[2] 3Q24 total revenue includes $9 million from the credit cards receivable portfolio which was sold in November 2024.

Business Highlights

◦Aggregate Originations were $512 million, a 7% increase compared to $480 million in the prior-year quarter
◦Owned Principal Balance at end-of-period was $2.6 billion, compared to $2.7 billion in the prior-year quarter
◦Annualized Net Charge-Off Rate of 11.8%, an improvement of 7 basis points compared to 11.9% in the prior-year quarter; dollar Net Charge-Offs declined 3% year-over-year, marking the eighth consecutive quarterly improvement
◦30+ Day Delinquency Rate of 4.7%, an improvement of 44 basis points compared to 5.2% for the prior-year quarter; seventh consecutive quarterly improvement
Financial and Operating Results

All figures are as of or for the quarter ended September 30, 2025, unless otherwise noted.

Operational Drivers

Originations – Aggregate Originations for the third quarter were $512 million, an increase of 7% compared to $480 million in the prior-year quarter, as the Company grew originations year-over-year for the fourth consecutive quarter. Given recent credit tightening actions, management now expects full-year 2025 Aggregate Originations growth in the high-single-digit percentage range, slightly lower than its prior expectation for approximately 10% growth.

Portfolio Yield - Portfolio Yield for the third quarter was 33.0%, compared to 33.2% in the prior-year quarter. This was primarily due to a higher rate of loan repayment, while remaining loans featured higher origination fees and lower interest rates.

Net Interest Margin Ratio - Net Interest Margin Ratio for the third quarter was 27.1%, compared to 28.0% in the prior-year quarter. This was due to the lower Portfolio Yield and a higher cost of funds as pandemic-era ABS issuances continued to pay down. New price increases along with a lower cost of funds driven by recent capital markets activities resulted in an 77 basis points sequential improvement in Net Interest Margin Ratio from 26.3% in the second quarter.

Risk Adjusted Net Interest Margin Ratio - Risk Adjusted Net Interest Margin Ratio, which includes Portfolio Yield, cost of funds, Net Charge-Offs, and loan-related fair value adjustments increased year-over-year by 231 basis points to 16.4%. This was due to the Company's improved credit performance including lower Net Charge-Offs and a favorable mark-to-market adjustment on its loan portfolio, offsetting a lower Net Interest Margin Ratio.

Financial Results

Revenue – Total revenue for the third quarter was $239 million, a decrease of 5% as compared to $250 million in the prior-year quarter. The decline was primarily due to the absence of $9.2 million of revenue from the credit cards receivable portfolio which was sold in November 2024, as well as a lower Portfolio Yield. Net revenue for the third quarter was $105 million, a 68% increase compared to net revenue of $63 million in the prior-year quarter, as reduced fair value marks and Net Charge-Offs more than offset the total revenue decline and higher interest expense.

Operating Expense and Adjusted Operating Expense – Total operating expense was $91 million, a decrease of 11% as compared to $102 million in the prior-year quarter. The decrease was attributable to a combined set of cost reduction initiatives enacted over the last year. The Company now expects full year 2025 GAAP operating expenses of approximately $370 million, $10 million lower than its prior expectation of $380 million, and down $40 million from 2024's $410 million. This level implies approximately $92 million of fourth quarter operating expenses. Adjusted Operating Expense, which excludes stock-based compensation expense and certain non-recurring charges, decreased 12% year-over-year to $85 million.

Net Income (Loss) and Adjusted Net Income (Loss) – Net income was $5.2 million as compared to a net loss of $30 million in the prior-year quarter. The increased profitability was attributable to higher net revenue driven by reduced fair value marks and Net Charge-Offs, along with expense reduction initiatives. The Company completed an R&D tax credit study, resulting in a $4.9 million unfavorable revision to tax expense and a like reduction in net income. The revision primarily drove the Company's effective tax rate up to 63.5%, versus 24.1% in the prior-year quarter. Adjusted Net Income was $19 million as compared to $0.9 million in the prior-year quarter. The increase in Adjusted Net Income was also driven by reduced operating expenses, as well as improved credit performance.

Earnings (Loss) Per Share and Adjusted EPS – GAAP earnings per share, basic and diluted, were $0.11 during the third quarter, compared to GAAP net loss per share, basic and diluted of $0.75 in the prior-year quarter. Adjusted Earnings Per Share was $0.39 as compared to $0.02 in the prior-year quarter.

Adjusted EBITDA – Adjusted EBITDA was $41 million, up from $31 million in the prior-year quarter, driven by the cost reduction initiatives enacted over the last year along with improved credit performance.

Credit and Operating Metrics

Net Charge-Off Rate – Annualized Net Charge-Off Rate for the quarter was 11.8%, compared to 11.9% for the prior-year quarter. Net Charge-offs in dollars for the quarter were down 3% to $80 million, compared to $82 million for the prior-year quarter.

30+ Day Delinquency Rate – The Company's 30+ Day Delinquency Rate was 4.7% at the end of the quarter, compared to 5.2% at the end of the prior-year quarter.

Operating Expense Ratio and Adjusted Operating Expense Ratio – Operating Expense Ratio for the quarter was 13.5% as compared to 14.7% in the prior-year quarter, a 124 basis point improvement. Adjusted Operating Expense Ratio was 12.6% as compared to 13.9% in the prior-year quarter, a 133 basis point improvement. The Adjusted Operating Expense Ratio excludes stock-based compensation expense and certain non-recurring charges. The reduction in the Company's Adjusted Operating Expense Ratio is primarily attributable to its focus on reducing operating expenses, partially offset by a decrease in Average Daily Principal Balance, including the impact from the sale of the credit cards receivable portfolio in November 2024.

Return On Equity ("ROE") and Adjusted ROE – ROE for the quarter was 5%, as compared to (35)% in the prior-year quarter. The improvement was attributable to the increase in net income. Adjusted ROE for the quarter was 20%, as compared to 1% in the prior-year quarter.

Secured Personal Loans

As of September 30, 2025, the Company had a secured personal loan receivables balance of $209 million, or 8% of owned principal balance, up from $141 million, or 5% of owned principal balance at the end of the third quarter of 2024. Oportun currently offers secured personal loans in California, Texas, Florida, Arizona, New Jersey, Illinois, Nevada and Utah. Through the first three quarters of 2025, secured personal loans losses have run over 500 basis points lower compared to unsecured personal loans. Furthermore, secured personal loans are expected to generate approximately twice the revenue per loan compared to unsecured personal loans, primarily due to higher average loan sizes.

Funding and Liquidity

As of September 30, 2025, total cash was $224 million, consisting of cash and cash equivalents of $105 million and restricted cash of $119 million. Cost of Debt and Debt-to-Equity were 8.1% and 7.1x, respectively, for and at the end of the third quarter 2025 as compared to 7.8% and 8.7x, respectively, for and at the end of the prior-year quarter. As of September 30, 2025, the Company had $788 million of undrawn capacity on its existing $954 million personal loan warehouse lines. The Company's personal loan warehouse lines as of September 30, 2025 were committed through September 2027, April 2028 and August 2028, respectively.

Following the third quarter in October, the Company increased its total committed warehouse capacity from $954 million to $1.14 billion, increased the weighted average remaining term for its combined warehouse facilities from 17 months to 25 months and reduced its weighted average SOFR spread by 43 basis points. These improvements were achieved by a set of actions including closing a new $247 million, three-year revolving term committed warehouse facility, and simultaneously extending the term by one year and lowering the rate on the warehouse facility previously committed through September 2027.

Financial Outlook for Fourth Quarter and Full Year 2025

Oportun is providing the following guidance for 4Q 2025 and full year 2025 as follows:

	4Q 2025	Full Year 2025
Total Revenue	$241 - $246M	$950 - $955M
Annualized Net Charge-Off Rate	12.45% +/- 15 bps	12.1% +/- 10 bps
Adjusted EBITDA[1]	$31 - $37M	$137 - $143M
Adjusted Net Income[1]	—	$63 - $67M
Adjusted EPS[1]	—	$1.30 - $1.40
GAAP Net Income	—	GAAP Profitable

[1] See the section entitled “About Non-GAAP Financial Measures” for an explanation of non-GAAP measures, and the table entitled “Reconciliation of Forward Looking Non-GAAP Financial Measures” for a reconciliation of non-GAAP to GAAP measures.

Conference Call

As previously announced, Oportun’s management will host a conference call to discuss third quarter 2025 results at 5:00 p.m. ET (2:00 p.m. PT) today. A live webcast of the call will be accessible from the Investor Relations page of Oportun's website at https://investor.oportun.com. The dial-in number for the conference call is 1-866-604-1698 (toll-free) or 1-201-389-0844 (international). Participants should call in 10 minutes prior to the scheduled start time. Both the call and webcast are open to the general public. For those unable to listen to the live broadcast, a webcast replay of the call will be available at https://investor.oportun.com for one year. A file that includes supplemental financial information and reconciliations of certain non-GAAP measures to their most directly comparable GAAP measures, will be available on the Investor Relations page of Oportun's website at https://investor.oportun.com following the conference call.

About Non-GAAP Financial Measures

This press release presents information about the Company’s Adjusted Net Income (Loss), Adjusted EPS, Adjusted EBITDA, Adjusted Operating Expense, Adjusted Operating Expense Ratio, Adjusted ROE, Risk Adjusted Net Interest Margin, and Risk Adjusted Net Interest Margin Ratio, all of which are non-GAAP financial measures provided as a supplement to the results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company believes these non-GAAP measures can be useful measures for period-to-period comparisons of its core business and provide useful information to investors and others in understanding and evaluating its operating results. Non-GAAP financial measures are provided in addition to, and not as a substitute for, and are not superior to, financial measures calculated in accordance with GAAP. In addition, the non-GAAP measures the Company uses, as presented, may not be comparable to similar measures used by other companies. Reconciliations of non-GAAP to GAAP measures can be found below.

About Oportun

Oportun (Nasdaq: OPRT) is a mission-driven financial services company that puts its members' financial goals within reach. With intelligent borrowing, savings, and budgeting capabilities, Oportun empowers members with the confidence to build a better financial future. Since inception, Oportun has provided more than $21.3 billion in responsible and affordable credit, saved its members more than $2.5 billion in interest and fees, and helped its members set aside an average of more than $1,800 annually. For more information, visit Oportun.com.

Forward-Looking Statements

This press release contains forward-looking statements. These forward-looking statements are subject to the safe harbor provisions under the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact contained in this press release, including statements as to future performance, results of operations and financial position; achievement of the Company's strategic priorities and goals; the Company's expectations regarding macroeconomic conditions; the Company's profitability and future growth opportunities including expected revenue growth in connection with increasing originations; the effect of and trends in fair value mark-to-market adjustments on the Company's loan portfolio and asset-backed notes; the Company's fourth quarter and full year 2025 outlook; the Company’s expectations regarding Adjusted EPS in full year 2025; the Company's expectations related to future profitability on an adjusted basis, and the plans and objectives of management for our future operations, are forward-looking statements. These statements can be generally identified by terms such as “expect,” “plan,” “goal,” “target,” “anticipate,” “assume,” “predict,” “project,” “outlook,” “continue,” “due,” “may,” “believe,” “seek,” or “estimate” and similar expressions or the negative versions of these words or comparable words, as well as future or conditional verbs such as “will,” “should,” “would,” “likely” and “could.” These forward-looking statements speak only as of the date on which they are made and, except to the extent required by federal securities laws, Oportun disclaims any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In light of these risks and uncertainties, there is no assurance that the events or results suggested by the forward-looking statements will in fact occur, and you should not place undue reliance on these forward-looking statements. These statements involve known and unknown risks, uncertainties, assumptions and other factors that may cause Oportun’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Oportun has based these forward-looking statements on its current expectations and projections about future events, financial trends and risks and uncertainties that it believes may affect its business, financial condition and results of operations. These risks and uncertainties include those risks described in Oportun's filings with the Securities and Exchange

Commission, including Oportun's most recent annual report on Form 10-K, and include, but are not limited to, Oportun's ability to retain existing members and attract new members; Oportun's ability to accurately predict demand for, and develop its financial products and services; the effectiveness of Oportun's A.I. model; macroeconomic conditions, including fluctuating inflation and market interest rates; increases in loan non-payments, delinquencies and charge-offs; Oportun's ability to increase market share and enter into new markets; Oportun's ability to realize the benefits from acquisitions and integrate acquired technologies; the risk of security breaches or incidents affecting the Company's information technology systems or those of the Company's third-party vendors or service providers; Oportun’s ability to successfully offer loans in additional states; Oportun’s ability to compete successfully with other companies that are currently in, or may in the future enter, its industry; and changes in Oportun's ability to obtain additional financing on acceptable terms or at all.

Contacts

Investor Contact
Dorian Hare
(650) 590-4323
ir@oportun.com

Media Contact
Michael Azzano
Cosmo PR for Oportun
(415) 596-1978
michael@cosmo-pr.com

Oportun and the Oportun logo are registered trademarks of Oportun, Inc.

Oportun Financial Corporation
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except share and per share data, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenue
Interest income	$222.3	$230.0	$660.8	$692.0
Non-interest income	16.3	19.9	48.1	58.8
Total revenue	238.7	250.0	708.9	750.8
Less:
Interest expense	56.6	55.7	173.6	164.5
Net decrease in fair value	(77.0)	(131.6)	(219.9)	(384.6)
Net revenue	105.1	62.6	315.4	201.8

Operating expenses:
Technology and facilities	35.4	40.6	108.5	128.3
Sales and marketing	16.5	17.4	54.5	49.7
Personnel	19.0	21.0	60.2	67.5
Outsourcing and professional fees	9.4	10.1	27.1	28.7
General, administrative and other	10.5	13.0	27.6	46.8
Total operating expenses	90.8	102.1	277.9	320.9

Income (loss) before taxes	14.2	(39.5)	37.5	(119.1)
Income tax expense (benefit)	9.0	(9.5)	15.7	(31.7)
Net income (loss)	$5.2	$(30.0)	$21.8	$(87.4)

Diluted Earnings (Loss) per Common Share	$0.11	$(0.75)	$0.46	$(2.21)
Diluted Weighted Average Common Shares	48,310,110	39,964,322	47,751,476	39,562,204

Note: Numbers may not foot or cross-foot due to rounding.

Oportun Financial Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, unaudited)

	September 30,	December 31,
	2025	2024
Assets
Cash and cash equivalents	$104.6	$60.0
Restricted cash	119.3	154.7
Loans receivable at fair value	2,759.7	2,778.5
Capitalized software and other intangibles	74.8	86.6
Right of use assets - operating	9.6	9.8
Other assets	118.1	137.6
Total assets	$3,186.2	$3,227.1

Liabilities and stockholders' equity
Liabilities
Secured financing	$161.9	$535.5
Asset-backed notes at fair value	352.8	1,080.7
Asset-backed borrowings at amortized cost	2,040.1	984.3
Acquisition and corporate financing	175.7	203.8
Lease liabilities	13.3	18.2
Other liabilities	58.5	50.9
Total liabilities	2,802.3	2,873.3
Stockholders' equity
Common stock	—	—
Common stock, additional paid-in capital	620.8	612.6
Accumulated deficit	(230.7)	(252.5)
Treasury stock	(6.3)	(6.3)
Total stockholders’ equity	383.9	353.8
Total liabilities and stockholders' equity	$3,186.2	$3,227.1

Note: Numbers may not foot or cross-foot due to rounding.

Oportun Financial Corporation
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Cash flows from operating activities
Net income (loss)	$5.2	$(30.0)	$21.8	$(87.4)
Adjustments for non-cash items	97.2	139.4	266.9	397.5
Proceeds from sale of loans in excess of originations of loans sold and held for sale	1.5	1.2	6.0	4.3
Changes in balances of operating assets and liabilities	(4.8)	(2.1)	9.8	(12.3)
Net cash provided by operating activities	99.0	108.5	304.5	302.1

Cash flows from investing activities
Net loan principal repayments (loan originations)	(66.4)	(105.9)	(161.8)	(126.4)
Proceeds from loan sales originated as held for investment	—	0.6	—	2.8
Capitalization of system development costs	(6.1)	(4.8)	(18.1)	(13.1)
Other, net	(0.1)	(0.2)	(0.5)	(0.6)
Net cash used in investing activities	(72.6)	(110.3)	(180.5)	(137.3)

Cash flows from financing activities
Borrowings	746.2	557.7	2,194.1	1,045.6
Repayments	(776.9)	(564.0)	(2,308.4)	(1,187.6)
Net stock-based activities	—	—	(0.4)	(0.3)
Net cash used in financing activities	(30.7)	(6.3)	(114.7)	(142.3)

Net increase (decrease) in cash and cash equivalents and restricted cash	(4.3)	(8.1)	9.3	22.5
Cash and cash equivalents and restricted cash beginning of period	228.2	236.6	214.6	206.0
Cash and cash equivalents and restricted cash end of period	$224.0	$228.5	$224.0	$228.5

Note: Numbers may not foot or cross-foot due to rounding.

Oportun Financial Corporation
CONSOLIDATED KEY PERFORMANCE METRICS
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Key Financial and Operating Metrics	2025	2024	2025	2024
Aggregate Originations (Millions)	$511.8	$480.2	$1,461.9	$1,253.1
Portfolio Yield (%)	33.0%	33.2%	33.0%	33.2%
30+ Day Delinquency Rate (%)	4.7%	5.2%	4.7%	5.2%
Annualized Net Charge-Off Rate (%)	11.8%	11.9%	12.0%	12.1%

Other Metrics(1)
Managed Principal Balance at End of Period (Millions)	$2,941.8	$3,011.8	$2,941.8	$3,011.8
Owned Principal Balance at End of Period (Millions)	$2,632.7	$2,732.2	$2,632.7	$2,732.2
Average Daily Principal Balance (Millions)	$2,669.5	$2,755.5	$2,680.4	$2,784.2
Average Daily Debt Balance (Millions)	$2,788.9	$2,841.5	$2,802.2	$2,853.5
Annualized interest expense (Millions)	$224.6	$221.8	$232.1	$219.7
Cost of Debt (%)	8.1%	7.8%	8.3%	7.7%
Customer Acquisition Cost (2)	$103	$118	$118	$131

(1) As of September 30, 2024, Managed Principal Balance at End of Period, and Owned Principal Balance at End of Period included credit card amounts of $89.4 million, $89.3 million, respectively. Average Daily Principal Balance for the three and nine months ended September 30, 2024, included credit card amounts of $92.8 million and $99.4 million, respectively. On November 12, 2024, the Company completed the sale of its credit cards receivable portfolio to a third-party credit card marketer and servicer.
(2) Sales and marketing expenses divided by the number of loans originated in the respective periods.

Note: Numbers may not foot or cross-foot due to rounding.

Oportun Financial Corporation
ABOUT NON-GAAP FINANCIAL MEASURES
(unaudited)

This press release dated November 4, 2025 contains non-GAAP financial measures. The following tables reconcile the non-GAAP financial measures in this press release to the most directly comparable financial measures prepared in accordance with GAAP.

The Company believes that the provision of these non-GAAP financial measures can provide useful measures for period-to-period comparisons of Oportun's core business and useful information to investors and others in understanding and evaluating its operating results. However, non-GAAP financial measures are not calculated in accordance with GAAP and should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names, and may differ from non-GAAP financial measures with the same or similar names that are used by other companies.

Adjusted EBITDA
The Company defines Adjusted EBITDA as net income, adjusted to eliminate the effect of certain items as described below. The Company believes that Adjusted EBITDA is an important measure because it allows management, investors and its board of directors to evaluate and compare operating results, including return on capital and operating efficiencies, from period to period by making the adjustments described below. In addition, it provides a useful measure for period-to-period comparisons of Oportun's business, as it removes the effect of income taxes, certain non-cash items, variable charges and timing differences.

•The Company believes it is useful to exclude the impact of income tax expense, as reported, because historically it has included irregular income tax items that do not reflect ongoing business operations.
•The Company believes it is useful to exclude depreciation and amortization and stock-based compensation expense because they are non-cash charges.
•The Company believes it is useful to exclude the impact of interest expense associated with the Company's corporate financing facilities, including the senior secured term loan and the residual financing facility, as it views this expense as related to its capital structure rather than its funding.
•The Company excludes the impact of certain non-recurring charges and other non-recurring charges because it does not believe that these items reflect ongoing business operations. Other non-recurring charges include litigation reserve, impairment charges, workforce optimization expenses, shareholder activism costs, debt amendment and warrant amortization costs related to our corporate financing facilities.
•The Company also excludes fair value mark-to-market adjustments on its loans receivable portfolio and asset-backed notes carried at fair value because these adjustments do not impact cash.

Adjusted Net Income
The Company defines Adjusted Net Income as net income adjusted to eliminate the effect of certain items as described below. The Company believes that Adjusted Net Income is an important measure of operating performance because it allows management, investors, and the Company's board of directors to evaluate and compare its operating results, including return on capital and operating efficiencies, from period to period, excluding the after-tax impact of non-cash, stock-based compensation expense and certain non-recurring charges.

•The Company believes it is useful to exclude the impact of income tax expense (benefit), as reported, because historically it has included irregular income tax items that do not reflect ongoing business operations. The Company also includes the impact of normalized income tax expense by applying a normalized statutory tax rate.
•The Company believes it is useful to exclude the impact of certain non-recurring charges and other non-recurring charges because it does not believe that these items reflect its ongoing business operations. Other non-recurring charges include litigation reserve, impairment charges, workforce optimization expenses, shareholder activism costs, debt amendment and warrant amortization costs related to our corporate financing facilities.
•The Company believes it is useful to exclude stock-based compensation expense because it is a non-cash charge.

•The Company also excludes the fair value mark-to-market adjustment on its asset-backed notes carried at fair value to align with the 2023 accounting policy decision to account for new debt financings at amortized cost.

Risk Adjusted Net Interest Margin and Risk Adjusted Net Interest Margin Ratio
The Company defines Risk Adjusted Net Interest Margin as total interest and non-interest income, less interest expense, credit losses and the impact of loan-related fair value adjustments. The Company defines Risk Adjusted Net Interest Margin Ratio as annualized Risk Adjusted Net Interest Margin divided by Average Daily Principal Balance. Average Daily Principal Balance represents the average loan balance outstanding over the reporting period. The Company believes Risk Adjusted Net Interest Margin and Risk Adjusted Net Interest Margin Ratio are important metrics because they reflect the net margin earned on its loan portfolio after accounting for both the cost of borrowing and the impact of credit performance, along with non-interest income. The Company believes that the Risk Adjusted Net Interest Margin measure provides management, investors, and Oportun's board of directors with a more complete understanding of the net margin of the Company’s loan portfolio and non-interest income on a risk-adjusted basis. The Company believes that the Risk Adjusted Net Interest Margin Ratio allows management, investors and Oportun's board of directors to evaluate its efficiency relative to its Average Daily Principal Balance.

Adjusted Operating Expense and Adjusted Operating Expense Ratio
The Company defines Adjusted Operating Expense as total operating expenses adjusted to exclude stock-based compensation expense and certain non-recurring charges, such as expenses associated with our workforce optimization, and other non-recurring charges. Other non-recurring charges include litigation reserve, impairment charges, workforce optimization expenses, shareholder activism costs, and debt amendment costs related to our Corporate Financing facility. The Company defines Adjusted Operating Expense Ratio as Adjusted Operating Expense divided by Average Daily Principal Balance. The Company believes Adjusted Operating Expense is an important measure because it allows management, investors and Oportun's board of directors to evaluate and compare its operating costs from period to period, excluding the impact of non-cash, stock-based compensation expense and certain non-recurring charges. The Company believes Adjusted Operating Expense Ratio is an important measure because it allows management, investors and Oportun's board of directors to evaluate how efficiently the Company is managing costs relative to revenue and Average Daily Principal Balance.

Adjusted Return on Equity
The Company defines Adjusted Return on Equity (“ROE”) as annualized Adjusted Net Income divided by average stockholders’ equity. Average stockholders’ equity is an average of the beginning and ending stockholders’ equity balance for each period. The Company believes Adjusted ROE is an important measure because it allows management, investors and its board of directors to evaluate the profitability of the business in relation to its stockholders' equity and how efficiently it generates income from stockholders' equity.

Adjusted EPS
The Company defines Adjusted EPS as Adjusted Net Income divided by weighted average diluted shares outstanding.

Oportun Financial Corporation
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Adjusted EBITDA	2025	2024	2025	2024
Net income (Loss)	$5.2	$(30.0)	$21.8	$(87.4)
Adjustments:
Income tax expense (benefit)	9.0	(9.5)	15.7	(31.7)
Interest on corporate financing	9.0	12.6	28.2	39.7
Depreciation and amortization	10.2	13.5	32.0	39.7
Stock-based compensation expense	2.5	3.2	8.0	10.2
Other non-recurring charges(1)	4.4	2.9	10.0	19.8
Fair value mark-to-market adjustment	0.8	38.6	(9.8)	73.3
Adjusted EBITDA	$41.2	$31.4	$106.0	$63.5

	Three Months Ended September 30,		Nine Months Ended September 30,
Adjusted Net Income	2025	2024	2025	2024
Net income (Loss)	$5.2	$(30.0)	$21.8	$(87.4)
Adjustments:
Income tax expense (benefit)	9.0	(9.5)	15.7	(31.7)
Stock-based compensation expense	2.5	3.2	8.0	10.2
Other non-recurring charges(1)	4.4	2.9	10.0	19.8
Net decrease in fair value of credit cards receivable	—	—	—	36.2
Mark-to-market adjustment on ABS notes	4.6	34.6	15.8	63.6
Adjusted income (loss) before taxes	25.7	1.3	71.4	10.7
Normalized income tax expense	6.9	0.3	19.3	2.9
Adjusted Net Income	$18.8	$0.9	$52.1	$7.8

Stockholders' equity	$383.9	$327.6	$383.9	$327.6
GAAP ROE	5.4%	(35.0)%	7.9%	(31.9)%
Adjusted ROE (%)(2)	19.6%	1.1%	18.9%	2.8%
(1) Certain prior-period financial information has been reclassified to conform to current period presentation.
(2) Calculated as Adjusted Net Income (Loss) divided by average stockholders’ equity.

Note: Numbers may not foot or cross-foot due to rounding.

Oportun Financial Corporation
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Adjusted Operating Expense Ratio	2025	2024	2025	2024
OpEx Ratio	13.5%	14.7%	13.9%	15.4%

Total Operating Expense	$90.8	$102.1	$277.9	$320.9
Adjustments:
Stock-based compensation expense	(2.5)	(3.2)	(8.0)	(10.2)
Other non-recurring charges(1)	(3.6)	(2.5)	(7.7)	(18.6)
Total Adjusted Operating Expense	$84.7	$96.3	$262.1	$292.1

Average Daily Principal Balance	$2,669.5	$2,755.5	$2,680.4	$2,784.2

Adjusted OpEx Ratio	12.6%	13.9%	13.1%	14.0%
(1) Certain prior-period financial information has been reclassified to conform to current period presentation.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Risk Adjusted Net Interest Margin
Total Revenue	238.7	250.0	708.9	750.8
Less: Interest Expense	56.6	55.7	173.6	164.5
Net Interest Margin	$182.1	$194.2	$535.4	$586.4

Net Interest Margin Ratio	27.1%	28.0%	26.7%	28.1%

Adjustments:
Mark-to-market adjustment on loans	6.6	(5.4)	28.1	(13.1)
Mark-to-market adjustment on derivatives	(2.9)	1.3	(2.5)	3.4
Net settlements on derivative instruments	3.4	3.0	10.1	5.7
Fair value mark on loans sold	—	(13.6)	—	(65.4)
Net decrease in Fair Value of Credit Card	—	—	—	36.2
Net charge-offs	(79.6)	(82.3)	(239.8)	(251.6)
Other non-recurring charges	0.8	0.4	2.3	1.2
Risk Adjusted Net Interest Margin	$110.4	$97.6	$333.5	$302.8

Average Daily Principal Balance	$2,669.5	$2,755.5	$2,680.4	$2,784.2

Risk Adjusted Net Interest Margin Ratio	16.4%	14.1%	16.6%	14.5%

Note: Numbers may not foot or cross-foot due to rounding.

Oportun Financial Corporation
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, except share and per share data, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
GAAP Earnings (loss) per Share	2025	2024	2025	2024
Net income (loss)	$5.2	$(30.0)	$21.8	$(87.4)
Net income (loss) attributable to common stockholders	$5.2	$(30.0)	$21.8	$(87.4)

Basic weighted-average common shares outstanding	46,711,134	39,964,322	46,264,236	39,562,204
Weighted average effect of dilutive securities:
Stock options	—	—	—	—
Restricted stock units	1,598,976	—	1,487,240	—
Diluted weighted-average common shares outstanding	48,310,110	39,964,322	47,751,476	39,562,204

Earnings (loss) per share:
Basic	$0.11	$(0.75)	$0.47	$(2.21)
Diluted	$0.11	$(0.75)	$0.46	$(2.21)

	Three Months Ended September 30,		Nine Months Ended September 30,
Adjusted Earnings (loss) Per Share	2025	2024	2025	2024
Diluted earnings (loss) per share	$0.11	$(0.75)	$0.46	$(2.21)

Adjusted Net Income	$18.8	$0.9	$52.1	$7.8

Basic weighted-average common shares outstanding	46,711,134	39,964,322	46,264,236	39,562,204
Weighted average effect of dilutive securities:
Stock options	—	—	—	—
Restricted stock units	1,598,976	267,148	1,487,240	390,785
Diluted adjusted weighted-average common shares outstanding	48,310,110	40,231,470	47,751,476	39,952,989

Adjusted Earnings (loss) Per Share	$0.39	$0.02	$1.09	$0.19

Note: Numbers may not foot or cross-foot due to rounding.

Oportun Financial Corporation
RECONCILIATION OF FORWARD LOOKING NON-GAAP FINANCIAL MEASURES
(in millions, unaudited)

	4Q 2025				FY 2025
	Low		High		Low	High
Adjusted EBITDA
Net income	$7.3	*	$12.0	*	$35.3	$39.6
Adjustments:
Income tax expense (benefit)	2.0		3.2		9.5	10.7
Interest on corporate financing	7.4		7.4		35.5	35.5
Depreciation and amortization	9.4		9.4		41.4	41.4
Stock-based compensation expense	3.5		3.5		11.6	11.6
Other non-recurring charges	1.4		1.4		11.5	11.5
Fair value mark-to-market adjustment	*		*		(7.9)	(7.4)
Adjusted EBITDA	$31.0		$37.0		$137.0	$143.0

*Due to the uncertainty in macroeconomic conditions and quarterly volatility in the fair value mark to market adjustment, we are unable to precisely forecast the fair value mark-to-market adjustments on our loan portfolio and asset-backed notes on a quarterly basis. As a result, while we fully expect there to be a fair value mark-to-market adjustment which could have an impact on GAAP net income (loss), the net income (loss) number shown above assumes no change in the fair value mark-to-market adjustment.

	FY 2025
Adjusted Net Income and Adjusted EPS	Low	High
Net income	$35.3	$39.6
Adjustments:
Income tax expense (benefit)	9.5	10.7
Stock-based compensation expense	11.6	11.6
Other non-recurring charges	11.5	11.5
Mark-to-market adjustment on ABS notes	18.4	18.4
Adjusted income before taxes	$86.3	$91.8
Normalized income tax expense	23.3	24.8
Adjusted Net Income	$63.0	$67.0

Diluted weighted-average common shares outstanding	48.1	48.1

Diluted earnings per share	$0.73	$0.82
Adjusted Earnings Per Share	$1.30	$1.40

Note: Numbers may not foot or cross-foot due to rounding.